Exhibit B

NOTE AMENDMENT AGREEMENT

This NOTE AMENDMENT AGREEMENT (this "Amendment"), dated as of July 2, 2015 (the "Effective Date"), is entered into by and among AUTHENTIDATE HOLDING CORP., a Delaware corporation (the "Company") and Lazarus Investment Partners LLLP, the holder (the "Holder") of the Prior Note (as such term is defined below).

WHEREAS, the Company has issued to the Holder a promissory note in the aggregate principal amount of $500,000 (the "Prior Note") with a maturity date of July 2, 2015 (the "Maturity Date");

WHEREAS, the Company seeks Holder's consent to modify and extend the Maturity Date of the Prior Note to the date specified hereinafter and, in consideration thereof, the Company and the Holder have agreed to the additional terms set forth herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and the Holder agree as follows:

SECTION 1.   Definitions. As used herein, terms that are defined herein shall have the meanings as so defined, and terms not so defined shall have the meanings as set forth in the Prior Note.

SECTION 2.   Amendments to the Prior Note. The Prior Note shall be amended as follows:

     (a) The Prior Note is hereby amended to modify the definition of the term "Maturity Date" such that from and after the Effective Date of this Amendment, the term "Maturity Date" shall mean July 16, 2015.

(b)  Section 1 of the Prior Note is hereby amended such that from and after the Effective Date, interest on the Prior Note shall accrue at the annual rate of 12% and that all accrued and unpaid interest on the Prior Note shall be due and payable in cash on the Maturity Date or any earlier date on which the then outstanding principal amount of the Prior Note is repaid.

(c)  Section 3 of the Prior Note is hereby deleted in in its entirety and all references elsewhere in the Prior Note to the term "Accelerated Payment Date" are also hereby deleted from the Prior Note.

SECTION 3.   No Defaults. The Company and Holder, by execution of this Amendment, each hereby represent and warrant to the other, that as of the date hereof, no Event of Default has occurred under the Prior Note and no Event of Default exists or is continuing with respect to the Prior Note.

SECTION 4.   Effect of Amendment. Upon the Effective Date of this Amendment, (i) the applicable portions of this Amendment shall be a part of the Prior Note and the Prior Note shall incorporate the provisions of Section 2 hereof, and (ii) each reference in the Prior Note to "this Note", "this Agreement", "hereof", "hereunder", or words of like import, and each reference in any other document or agreement to the Prior Note shall mean and be a reference to the Prior Note as amended hereby.  Except as expressly amended hereby, the Prior Note (as it may have previously been amended) shall remain in full force and effect in accordance with its terms, and is hereby ratified and confirmed by the parties hereto.

SECTION 5.   Consent. Each of the Holder and the Company hereby consents to the terms of the amendments to the Prior Note contained in this Amendment.  This Amendment is not intended to serve as, and shall not be construed by operation of law or otherwise, as a novation of the Prior Note.

SECTION 6.   Representations and Warranties. Each of the parties hereto represents and warrants that it is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation, that it has all requisite power and authority to enter into this Amendment and that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation. The Holder further represents and warrants that (i) it is the beneficial or record owner of the Prior Note originally issued to it, free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances and (ii) such Holder has not assigned any interest in the Prior Note.

SECTION 7.   Governing Law; Miscellaneous.

(a)  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment. This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

(b)  Each Holder hereby represents that it is the owner of the Prior Note issued to it and that such Prior Note has not been assigned, pledged or otherwise transferred. Each Holder agrees that this Amendment shall be affixed by each Holder to its Prior Note and become a part thereof.

(c)  This Amendment contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, either written or oral, with respect to its subject matter. No provision of this Amendment may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Holder. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waivers of or exceptions to any term, condition, or provision of this Amendment, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Amendment shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d)  Each Holder has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this Amendment. The undersigned Holder understands, confirms and agrees that counsel to the Company and its counsel are not acting as counsel to the Holder and the undersigned Holder has not relied upon any legal advice except as provided by its own counsel.

(e)  This Amendment is subject to the Company's receipt of a comparable amendment agreement executed on behalf of VER 83, LLC with respect to amending the maturity date and interest rate of the promissory note held by it in the aggregate principal amount of $950,000.

Signature Page Follows.

WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first set forth above

AUTHENTIDATE HOLDING CORP.

By:_/s/ Ian C. Bonnet
Name: Ian C. Bonnet
Title:  Chief Executive Officer

ACCEPTED AND AGREED:

HOLDER:  LAZARUS INVESTMENT PARTNERS LLLP

By: /s/ Justin Borus
Name:  Justin Borus
Title:Manager

Principal Amount of Prior Note: $500,000.00

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